Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into as of the 11 day of June, 2010, by and among MICHAEL G. STEWART (the “Executive”) and MEDICAL PROPERTIES TRUST, INC., a Maryland real estate investment trust (the “REIT”), and MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”) (the REIT and the Operating Partnership being herein referred to, together, as the “Company”)(collectively, the “Parties”).
RECITALS:
     WHEREAS, the Executive has been employed by the Company as an Executive Vice-President, General Counsel and Secretary pursuant to that certain Employment Agreement dated April 28, 2005, as amended by that First Amendment to Employment Agreement dated September 29, 2006; that Second Amendment to Employment Agreement dated January 1, 2008; and that Third Amendment to Employment Agreement dated January 1, 2009 (together, the “Employment Agreement”); and
     WHEREAS, the Company and the Executive have agreed to terminate the Executive’s employment by the Company and its affiliates effective June 15, 2010 (the “Effective Date”).
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:
1. TERMINATION AND RESIGNATION. As of the Effective Date, the employment of the Executive by the Company is hereby terminated. Also effective as of the Effective Date, the Executive hereby resigns from the offices of Executive Vice-President, General Counsel and Secretary of the Company and from any other office or position of the Company or any affiliate of the Company that he may hold. On or before the Effective Date, the Executive shall also execute all necessary documentation to effect his resignation as co-trustee of the Company’s 401(k) plan.
2. SEVERANCE PAYMENT. Subject to the Executive abiding by the terms of this Agreement, and in consideration of the Executive’s release of claims and the Executive’s other covenants and agreements contained herein, the Company shall pay to the Executive an amount equal to One Million Nine Hundred Nine Thousand Six Hundred Seven and No/100 Dollars ($1,909,607.00) (the “Severance Payment”) payable in a lump sum on December 16, 2010. The Company shall be entitled to deduct from the Severance Payment any sums required by federal, state or local tax law to be withheld with respect to the Severance Payment.
3. RESTRICTED STOCK; NO OTHER BENEFITS. Subject to the Executive abiding by the terms of this Agreement, and in consideration of the Executive’s release of claims and the

Executive’s other covenants and agreements contained herein, the Parties acknowledge and agree that: (a) the Executive has been awarded certain restricted common stock of the Company that will not have yet vested as of the Effective Date (the “Restricted Stock”); (b) the Restricted Stock shall be governed by the terms and conditions of the Restricted Stock Agreements identified on Schedule I attached hereto; (c) all unvested shares of Restricted Stock shall vest in accordance with the vesting schedules set forth on Schedule II attached hereto; and (d) the vesting and payment of dividends with respect to such Restricted Stock are subject to federal, state and local tax withholding requirements. In order to meet the Company’s withholding obligations with respect to the Restricted Stock under federal, state and local tax law, the Company shall be entitled to elect, in its sole discretion, either to (i) require payment or reimbursement in cash by the Executive for the sums required to be so withheld, (ii) deduct from any cash amounts payable to Executive for the sums required to be withheld; or (iii) with respect to the vesting of Restricted Stock, permit the Executive to elect, by providing the Company with notice prior to the vesting date, to have the Company withhold shares of common stock otherwise issuable upon the vesting of Restricted Stock having a Fair Market Value (as such term is defined in the Company’s Second Amended and Restated 2004 Equity Incentive Plan) equal to the sums required to be withheld; provided, however, that any shares of common stock withheld shall be no greater than an amount that does not exceed the Executive’s minimum applicable withholding tax rate for federal, state and local tax liabilities. Except as set forth in this Agreement, and with respect to any benefits or rights under any of the Company’s “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Executive acknowledges and agrees that he is not entitled to receive any other compensation or benefits of any sort from the Company or any of its plans, direct or indirect subsidiaries, or other entities controlled by the Company, including, without limitation, salary, vacation, bonuses, annual incentives, stock options, short-term or long-term disability benefits.
4. INDEMNIFICATION. The Executive shall be indemnified to the fullest extent required or permitted by the Maryland General Corporation Law (“MGCL”) from and against any claim or liability to which the Executive may be subject by reason of his former status as an officer of the Company, as provided in the Medical Properties Trust, Inc. Second Amended and Restated Bylaws and the Medical Properties Trust, Inc. Second Articles of Amendment and Restatement (the “Charter”). In addition, the Executive’s personal liability for monetary damages shall be limited to the fullest extent permitted under the MGCL, as provided in the Charter.
5. GENERAL RELEASE. The Executive intends to release and discharge the Company from any and all claims he has or may have against the Company, and that such releases and discharges extend to the Company and to the Released Parties, as defined below. Therefore, the Executive agrees:
     (a) For purposes of this Agreement, the “Released Parties” are the Company and all related and affiliated entities of the Company (including corporations, limited liability companies, partnerships, and joint ventures), as well as each of their respective predecessors and successors, and past, present and future employees, officers, directors, stockholders, owners, partners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs and plans (and the trustees, administrators, fiduciaries, and insurers of such programs and/or plans), and any other persons acting by, through, under, or in concert with any of the foregoing identified Released Parties.
     (b) Except as otherwise provided in this Agreement and except for any claim relating to the breach by the Company of any of the terms of this Agreement, including without limitation, the provisions of Sections 6(c) and 6(e), the Executive hereby voluntarily releases all claims, promises, causes of action, or similar rights of any type, whether known or unknown, unforeseen, unanticipated, unsuspected or latent he has or may have against the Released Parties (the “Claims”).
     (c) The foregoing release specifically extends to, without limitation, claims or causes of action for wrongful termination, failure by the Company to provide notice of termination pursuant to the Employment Agreement, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability and loss of future earnings. The Executive understands that the Claims he is releasing might arise under different laws and statutes, such as, but not limited to, the following: the Securities Act of 1933, the Securities Exchange Act of 1934, any federal or state corporation or securities laws, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Americans with Disabilities Act (prohibiting discrimination in employment on account of disability), Title VII of the Civil Rights Act of 1964 (prohibiting discrimination in employment on account of race, sex, color, religion, or national origin), 42 U.S.C. § 1981 (prohibiting certain types of discrimination in employment), the Sarbanes-Oxley Act of 2002 (which prohibits retaliation against employees who participate in any investigation or proceeding relative to an alleged violation of mail, wire, bank or securities fraud), the Workers’ Adjustment & Retraining Notification Act (which requires that advance notice be given of certain work force reductions), the Fair Labor Standards Act, as amended (“FLSA”), the Employee Retirement Income Security Act of 1974 (which, among other things, protects employees benefits), the Age Discrimination in Employment Act (“ADEA”) and the Alabama Age Discrimination in Employment Act (“AADEA”) (prohibiting discrimination in employment on account of age), and Section 25-5-11.1 of the Alabama Code.
     (d) The Executive understands that the Executive is releasing claims of which the Executive may not be aware. It is further understood and agreed that the Executive is waiving all his rights under any statute or common law principle which otherwise limit application of a general release to claims which the Executive does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the applicable Released Party.
     (e) Neither the Executive, nor his heirs, successors, agents, representatives or attorneys has filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that the Executive is releasing in this Agreement. Except as prohibited by law or public policy, the Executive promises never (i) to file or prosecute a lawsuit or complaint based on the Claims released by him in this Agreement, or (ii) to seek any damages, remedies, or other relief for him by filing or prosecuting a claim or charge with any administrative, judicial, or other governmental body, or in any arbitration proceeding with respect to any claim released by the

Executive in this Agreement. The Executive promises to request any governmental body or arbitration tribunal assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter against any and all Released Parties with prejudice against it. The Executive has not assigned or transferred any claim that he is releasing, nor has the Executive purported to do so. This provision shall not apply to any non-waiveable charges or claims brought before any governmental agency. Particularly, this provision and the release contained in this Agreement do not apply to charges filed with the Equal Employment Opportunity Commission, to the extent, if any, that this provision and the release are prohibited by applicable law. With respect to any such non-waiveable claims or charges of discrimination, however the Executive agrees to waive his right (if any) to any monetary or other recovery.
     (f) The Executive acknowledges: (a) that the Executive has hereby been advised in writing to consult with an attorney before signing this Agreement and agreeing to the foregoing release, and (b) that the Executive has had at least twenty-one (21) days after receipt of this Agreement containing the foregoing release to consider whether to accept or reject the same. The Executive understands that the Executive may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. In addition, under ADEA, the Executive has seven (7) days after the Executive signs this Agreement to revoke the release provisions contained herein by providing written notice to the Company, in which case the Severance Payment shall be forfeited. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period. If sent by mail, it is requested that it be sent by certified mail, return receipt.
     (g) The Executive agrees and acknowledges that he has received or will receive from the Company valuable consideration, including the Severance Payment, for the promises and agreements contained in this Agreement, specifically the release contained in this Section 5 and the covenants contained in Sections 6, 7 and 8 of this Agreement. The Executive further acknowledges and agrees that the Executive has been paid any and all sums to which the Executive is or would be entitled as a result of the Executive’s employment with the Company or the termination of that employment, including all amounts of salary, commissions, bonuses, and benefits, and that the Executive is not entitled to any additional accrued vacation pay, sick pay, bonus or commission pay or other benefits subsequent to the Effective Date, other than the Severance Payment and the receipt of certain Restricted Stock as described in Section 3 of this Agreement. The Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. The Executive has no pending request for FMLA leave with the Company; nor has the Company mistreated the Executive in any way on account of any illness or injury to the Executive or any member of the Executive’s family. The Executive further acknowledges that he has received all of the monetary compensation, including hourly wage, salary and/or overtime compensation, to which he believes he is entitled under the FLSA.
6. CONFIDENTIALITY; NON-DISPARAGEMENT.
     (a) The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary the Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, for a period of three (3) years following the Effective Date, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall promptly provide the Company with written notice). Within three (3) days of the Effective Date, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not retain any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.
     (b) In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (i) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
     (c) The Parties agree that their professional and personal reputations are important and should not be impaired by either Party after this Agreement is executed. The Executive therefore agrees to not make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, its officers, shareholders, directors, or management. The Company agrees that it will likewise not make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, or otherwise working in any way to the detriment of the Executive’s professional or personal reputation. The Executive further agrees not to use the Company or any of its affiliates, or any current or former officer, director or employee of the Company or any of its affiliates, as the subject of any published or to be published written work, including, without limitation, any published or to be published work of fiction.
     (d) Nothing in this Section 6 shall prevent either Party from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or in asserting, enforcing, prosecuting or defending any rights or claims of the Company or the Executive under this Agreement or otherwise.
     (e) The Parties agree that they will keep any information regarding any of the negotiations preceding or following this Agreement confidential, and will not disclose any such information to any third party, except (i) with the prior written consent of the other Party; (ii) pursuant to an order or direction of court or agency or other governmental body having jurisdiction to issue such order; (iii) to tax advisors or accounting professionals themselves bound by ethical restraints of confidentiality; (iv) to counsel for the disclosing Party, or (v) as may be necessary for the Parties to establish or enforce rights under this agreement.
7. NON-COMPETITION AND NONSOLICITATION.
     (a) For a period of eighteen (18) calendar months following the Effective Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (i) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise involving the ownership, leasing or management of healthcare real estate (it being understood that engaging in the activity of operating a healthcare operating company which owns its own healthcare real estate is not so prohibited), or (ii) without the prior consent of the board of directors of the REIT, solicit the employment of, or assist others in soliciting the employment of, any individual employed by the Company (other than the Executive’s personal assistant or the Executive’s secretary) at any time while the Executive was also so employed.
     (b) Nothing in this Section 7 shall prohibit the Executive from making any passive investment in a public company, where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.
     (c) The Executive agrees that the restraints imposed upon him pursuant to this Section 7 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Parties further agree that, in the event that any provision of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     (d) The Non-Compete Period shall automatically be tolled and suspended for the duration of any time that the Executive is in violation of any provision of this Agreement, and the entire time of such tolling and suspension shall be added to, and shall extend the duration of, the Non-Compete Period.
8. COOPERATION BY EXECUTIVE. The Executive hereby agrees that for a period of twelve (12) months following the Effective Date, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the

Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the Parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
9. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by any stockholder, partner or member of the Company or any of the Released Parties; rather, the Executive, the Company and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between them, as to which the Released Parties each deny any liability.
10. NECESSARY ACTIONS. The Parties will take or cause to be taken such actions as are necessary to authorize, approve and take and/or carry out the actions contemplated by this Agreement.
11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, administrators, representatives, executors, attorneys, successors and assigns.
12. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby, so long as both Parties obtain the essential benefits of this Agreement notwithstanding such deletions, restrictions, limitations, reductions, curtailments, or modifications.
13. ENTIRE AGREEMENT; MODIFICATION. Except as set out herein, this Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof, including without limitation, the Employment Agreement and any indemnification agreement.
14. INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of Alabama applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.
15. VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each of the Parties to this Agreement acknowledges and represents that he or it has had the benefit of review by legal counsel and tax advisors and has fully and carefully read this Agreement prior to signing it and is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.
16. NOTICES. Any notice or other communications required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by facsimile or similar means of recorded electronic communication to the relevant Party as follows:

(a) Executive:
Michael G. Stewart
To the address on file with the Company
(b) Company:
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Facsimile: (205) 969-3756
Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or faxed (or, if day is not a business day or if the notice or other communication is not faxed during business hours, at the place of receipt, on the next following business day.) Any Party may change its address for the purposes of this Section by giving notice to the other Parties in accordance with the foregoing. Executive shall promptly inform the Company of any change in his address by giving notice in the manner provided in this Section 16.
[Signatures are on the next page.]

IN WITNESS WHEREOF, the Parties have set their hand as of the date first written above.

EXECUTIVE:

MICHAEL G. STEWART

COMPANY: MEDICAL PROPERTIES TRUST, INC.
By:
Name:
Its:

MPT OPERATING PARTNERSHIP, L.P.
By:
Name:
Its:

Schedule I
Restricted Stock
The Executive was awarded Restricted Stock pursuant to the following Restricted Stock Agreements:
•	That certain Award Agreement for Restricted Stock dated May 24, 2006, as amended.

•	That certain Award Agreement for Restricted Stock dated March 8, 2007, as amended.

•	That certain Award Agreement for Restricted Stock dated August 7, 2007, as amended.

•	That certain Award Agreement for Restricted Stock dated February 14, 2008, as amended.

•	That certain Award Agreement for Restricted Stock dated January 2, 2009, as amended.

•	That certain Award Agreement for Restricted Stock dated January 6, 2010, as amended.

Schedule II
Vesting of Restricted Stock
•	With respect to that certain Award Agreement for Restricted Stock dated May 24, 2006, as amended, 750 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date; 9,375 of the unvested shares subject to this Award Agreement shall fully vest based upon the performance criteria and other terms set forth therein; provided, however that Executive’s employment status shall be disregarded in determining whether vesting or forfeiture has occurred.

•	With respect to that certain Award Agreement for Restricted Stock dated March 8, 2007, as amended, 5,000 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date.

•	With respect to that certain Award Agreement for Restricted Stock dated August 7, 2007, as amended, 20,000 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date; 98,571 of the unvested shares subject to this Award Agreement shall vest based upon the performance criteria and other terms set forth therein; provided, however that Executive’s employment status shall be disregarded in determining whether vesting or forfeiture has occurred.

•	With respect to that certain Award Agreement for Restricted Stock dated February 14, 2008, as amended, 25,062 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date.

•	With respect to that certain Award Agreement for Restricted Stock dated January 2, 2009, as amended, 14,836 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date.

•	With respect to that certain Award Agreement for Restricted Stock dated January 6, 2010, as amended, 3,371 of the unvested shares subject to this Award Agreement, which vest based upon the passage of time, shall fully vest as of the Effective Date; 3,677 of the unvested shares subject to this Award Agreement shall vest based upon the performance criteria and other terms set forth therein; provided, however that Executive’s employment status shall be disregarded in determining whether vesting or forfeiture has occurred.